Box, Inc. 8-K

Exhibit 99.1

DAVID J. BERGER DBERGER@wsgr.com Direct dial: 650.320.4901	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

June 18, 2021

By Email

Steve Wolosky, Esquire

Andrew Freedman, Esquire
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019

swolosky@olshanlaw.com

afreedman@olshanlaw.com

Re:	Demand for Inspection of Books and Records of Box, Inc. Pursuant to 8 Del. C. § 220 on behalf of Starboard Value LP, dated May 20, 2021 (“Demand”)

As counsel to Box, Inc. (“Box” or the “Company”), we write in response to your letter sent on behalf of Starboard Value LP (“Starboard”) dated June 10, 2021 (the “June 10 Letter”). Capitalized terms not defined in this letter are defined in the Demand.

As we explained in our last letter dated June 3, 2021 (the “June 3 Letter”), Starboard’s Demand does not comply with Delaware law. It does not state a factual basis to support the investigation Starboard claims to want to perform. It is also impermissibly overbroad. Despite these failings, as we explained in the June 3 Letter, the Company has been prepared to provide certain books and records to demonstrate that Starboard’s concerns are misguided and to put an end to the baseless allegations Starboard has made against the Company and the Board of Directors (the “Board”). While the June 10 Letter does not cure any of the deficiencies of the Demand, the Company remains willing to produce voluntarily certain books and records.

Substantively, the Company rejected the Demand because it does not establish a credible basis from which to infer wrongdoing by any member of the Board. Starboard is focused on the preferred stock issuance to KKR (“Preferred Stock Issuance”) and Dutch Self-Tender, which it claims were an “entrenchment mechanism” designed to “buy the vote” at the upcoming annual meeting. Starboard has advanced no facts supporting that theory because there are none.

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Steve Wolosky, Esq. Andrew Freedman, Esq. June 18, 2021 Page 2

“[T]he mere allegation that directors have taken action to entrench themselves,” unaccompanied by any credible reason to suspect the directors were, or perceived themselves to be, vulnerable to losing their position does not amount to a claim of entrenchment.1 Starboard’s disagreement with the unanimous decision by the Board is no basis to suspect an entrenchment motive.2 All nine of the Company’s directors approved the Preferred Stock Issuance and the Dutch Self-Tender. Only three of the directors will stand for election this year, but beyond the fact they stand for election, Starboard offers no basis for its suspicion that these directors approved these transactions because they believed their seats on the Board are at risk. The other six directors—three of whom were appointed pursuant to the settlement with Starboard last year—did not, and could not, perceive any threat to their positions when they approved the issuance and tender offer. Indeed, all of the directors are highly accomplished, with experience as executives or directors of SaaS and Enterprise software companies, including C-Suite experience at multi-billion dollar companies, and currently serve on a number of other boards, and Starboard offers no factual basis to conclude any of the directors were motivated by entrenchment. Furthermore, the strategic review was led by a four-person Strategy Committee, which included all three of the directors appointed pursuant to the settlement, who unanimously recommended this transaction to the Board. Starboard now reverses course, questioning the judgment of these and other directors simply because it does not like the decision reached by the Board or Strategy Committee.

Starboard’s claim of “vote buying” is equally without merit. The Preferred Stock Issuance was the result of a multi-month comprehensive strategic review process. In fact, Starboard encouraged the Board to sell the Company at the time when its stock was trading around $17–$18 per share. In addition to the other benefits of the Preferred Stock Issuance, the Board recognized that it could provide substantial liquidity to stockholders who wish to sell their shares at a significant premium to the stock price at the time Starboard was encouraging a sale of the entire Company. At the same time, those stockholders who believe in Box’s long-term value have the opportunity to continue to remain as stockholders in the Company and share in future stock appreciation. No stockholder is required to sell their shares, but those who sell their shares leading up to or in the tender offer do so at a significant premium.3 Moreover, Starboard’s criticisms regarding the governance associated with the Preferred Stock Issuance are particularly hollow given that Starboard has participated in and been supportive of similar PIPE transactions on less favorable terms to the issuer in the past. The Board and Strategy Committee also considered alternatives to the Preferred Stock Issuance, including pursuing the Company’s standalone plan without a strategic partner. Simply put, the directors determined that the Preferred Stock Issuance and the Dutch Self Tender, coupled with continuing to execute the Company’s strategic plan, is the path that creates the greatest value for all stockholders. This path was unanimously authorized by every single director on the Board, most of whom are not the subject of a potential proxy contest at the upcoming annual meeting and including directors not running for election who Starboard has previously endorsed.

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1 Greenwald v. Batterson, 1999 WL 596276, at *5 (Del. Ch. July 26, 1999).

2 See Grobow v. Perot, 526 A.2d 914, 923 & n.13 (Del. Ch. 1987), aff’d, 539 A.2d 180 (Del. 1988).

3 See Box, Inc. Schedule TO, dated May 17, 2021, at 5 (“The transaction provides the ability for stockholders to elect to either monetize their investment or participate in any upside potential with KKR as a committed partner that believes in the growth strategy that the Box Board and management team are executing.”).

Steve Wolosky, Esq. Andrew Freedman, Esq. June 18, 2021 Page 3

Starboard offers no basis to question the directors’ business judgment besides the baseless entrenchment theory as noted above. None of the directors was interested in or lacked independence with respect to the decision to approve the Preferred Stock Issuance and Dutch Self-Tender. Starboard has not suggested any suspicion to the contrary. Starboard cannot obtain books and records to investigate the disinterested exercise of the Board’s business judgment merely because Starboard disagrees with it.4

Nor has Starboard meaningfully narrowed its document requests. Instead, the June 10 Letter continues to seek broad requests for “all” documents and electronic communications about nine topics more appropriately found in plenary discovery. Unfocused requests such as these exceed the permissible scope for demands under section 220.5 Starboard’s continued refusal to narrow them in accordance with Delaware law suggests that its intent is not to investigate specific purported purposes, but rather to inflict on the Company the burden of a fishing expedition.6 The Company remains committed to its offers to compromise, but is not willing to facilitate, at its stockholders’ expense, Starboard’s desire to comb through a broad array of electronic communications to find something to complain about.

In particular, there is no legal obligation under Delaware law to produce email communications and the other categories of “Informal Board Materials” and “Senior Management Materials” demanded in the June 10 Letter. “Unlike the production of other books and records, email communications are generally the exception rather than the rule.”7 The burden is on Starboard to show why it needs email and other books and records beyond formal board materials.8 Neither the Demand nor the June 10 Letter even attempts to do so. Starboard’s persistence in demanding them without a factual basis further suggests an ulterior motive.

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4 Seinfeld v. Verizon Commc’ns, Inc., 909 A.2d 117, 120 (Del. 2006) (“[A] disagreement with the business judgment of Verizon’s board of directors or its compensation committee is not evidence of wrongdoing and did not satisfy Seinfeld's burden under section 220.”).

5 Sec. First Corp. v. U.S. Die Casting & Dev. Co., 687 A.2d 563, 565 (Del. 1997) (requiring that document demands be stated with “rifled precision”).

6 Id. (“The statutory remedy is not an invitation to an indiscriminate fishing expedition. The plaintiff must not only show a credible basis to find probable wrongdoing, but must justify each category of the requested production.”) (emphasis added).

7 In re UnitedHealth Grp., Inc. Sec. 220 Litig., 2018 WL 1110849, at *9 (Del. Ch. Feb. 28, 2018) (internal quotation marks and citations omitted), aff’d sub nom. UnitedHealth Grp. Inc. v. Amalgamated Bank, 196 A.3d 885 (Del. 2018).

8 KT4 P’rs LLC v. Palantir Techs. Inc., 203 A.3d 738, 755 (Del. 2019).

Steve Wolosky, Esq. Andrew Freedman, Esq. June 18, 2021 Page 4

Nevertheless, the Company remains willing to produce:

•	Minutes of any meeting of the Board or Strategic Committee referring or relating to the KKR Transaction, including but not limited to negotiations over the terms of the KKR Transaction and the Dutch-Self-Tender; and
•	Final presentation or materials prepared by Morgan Stanley & Co. LLC in connection with the final approval of the Investment Agreement.

To facilitate a compromise, the Company also offers to produce the following categories of documents requested in the June 10 Letter to the extent such documents were provided to the Company’s Board or any committee thereof:

•	Documents reflecting terms of the Preferred Stock Issuance, the Investment Agreement and the Dutch Self-Tender, including draft term sheets and agreements (Request No. 2);
•	Any materials provided to, or presentations made to, investors or potential investors (including the KKR Investors) in connection with or otherwise relating to the Preferred Stock Issuance, the Investment Agreement, and the Dutch Self-Tender (Request No. 4);
•	Any other demand by any other Company stockholder pursuant to Section 220 that relates to the Preferred Stock Issuance, the Investment Agreement, and the Dutch Self-Tender (Request No. 5); and
•	All documents produced to any other stockholder in response to a demand pursuant to Section 220 of the DGCL for books and records concerning the Preferred Stock Issuance, the Investment Agreement, and the Dutch Self-Tender (Request No. 6).

We note that the Company has no books or records responsive to Request Nos. 5 and 6 in the June 10 Letter.

Steve Wolosky, Esq. Andrew Freedman, Esq. June 18, 2021 Page 5

The Company’s offer to produce copies of the foregoing books and records is conditioned on Starboard entering into a standard confidentiality agreement governing the use of the information produced. If Starboard’s purported purposes are genuine, these books and records will be more than sufficient for it to carry them out. Given the overbreadth of Starboard’s requests, and Starboard’s prior rejection of our offer to enter into a non-disclosure agreement, we are concerned that Starboard’s true motive with its Demand is as a publicity stunt to further its pending proxy contest. As such, we question Starboard’s desire to reach an amicable resolution. Rather, it appears Starboard is merely attempting to manufacture a pretext to sue the Board.

Please contact me if you have any questions.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ David J. Berger
David J. Berger, Esq.

cc:	Brad D. Sorrels, Esq.

Andrew D. Cordo, Esq.